Exhibit 2.6

Execution Version

Asset Sale and Purchase Agreement

between

Caliper Life Sciences, Inc.

and

Sotax Corporation

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

This Asset Sale and Purchase Agreement (this “Agreement”), is made and entered into as of October 29, 2008, by and between Caliper Life Sciences, Inc., a Delaware corporation, 68 Elm Street, Hopkinton, MA 01748, USA (“Caliper” or the “Seller”) and Sotax Corporation, a Virginia corporation, 411 Caredean Drive, Horsham, PA 19044, USA (“Sotax” or the “Purchaser”) with regard to an acquisition of Caliper’s Pharmaceutical Development and Quality Business.  Caliper and Sotax are referred to each as a “Party” and together as the “Parties.”

I.	Objective

II.	Defined Terms

III.	Purchase and Sale

IV.	Closing; Termination

V.	Transition

VI.	Representations and Warranties of the Seller

VII.	Representations of the Purchaser

VIII.	Restrictive Covenants

IX.	Indemnification

X.	General Provisions

XI.	Governing Law; Jurisdiction

Exhibits:

Exhibit A -	Form of Assignment and Assumption Agreement
Exhibit B -	Form of Bill of Sale
Exhibit C -	Form of Patent Assignment
Exhibit D -	Form of Trademark Assignment
Exhibit E -	Form of Transition Services Agreement
Exhibit F -	Form of Escrow Agreement

I.                               Objective

1.                             The Seller currently conducts the Business (as defined herein) and intends to divest the Business in order to focus on its core drug discovery and development business.

2.                             The Purchaser desires to purchase from the Seller, and the Seller desires to sell, transfer and assign to the Purchaser, substantially all of the assets and rights associated with the Business on the terms and conditions of this Agreement.

3.                             Except for the Assumed Liabilities, the Purchaser is assuming none of Caliper’s Liabilities.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.                             The “Business” comprises the development, manufacture, marketing, sale and distribution of products and the performance of services for drug content uniformity and dissolution rate testing for dose drug forms and such other products and services sold or performed using or involving the Products being sold to the Purchaser hereunder.

5.                             In consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the Parties hereto, intending to be legally bound, hereby agree as follows.

II.                           Defined Terms

As used in this Agreement, the following terms shall have the following meaning:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or this “Agreement” means this Asset Sale and Purchase Agreement, including the Exhibits and Schedules hereto.

“Allocation Schedule” has the meaning as stated in Section 14.

“Assigned Contracts” means those Contracts set forth on Schedule IIA to this Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached as Exhibit A to this Agreement.

“Assumed Liabilities” has the meaning as stated in Section 9.1.

“Benefit Plans” means any employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), welfare benefit plans (including post retirement medical and life insurance) (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option (or other equity-based), deferred compensation, incentive, severance, change in control, termination or other compensation plan, policy, agreement or arrangement, and other material employee fringe benefit plans, policies or arrangements whether or not subject to ERISA or oral presently or within the previous six (6) years sponsored, maintained, contributed to, or required to be contributed to, by the Seller or its ERISA Affiliates.

“Bill of Sale” means the Bill of Sale and Assignment in the form attached as Exhibit B to this Agreement.

“Business” has the meaning as stated in Section 4.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of New York.

“Business Personnel” has the meaning as stated in Section 7.14.

“Caliper” is the Person identified in the introduction of this Agreement.

“Caliper Pay Off Amount” has the meaning as stated in Section 19.

“Caliper Pay Off Amount Recipient” and “Caliper Pay Off Amount Recipients” have the meanings as stated in Section 19.

“Closing” has the meaning as stated in Section 15.

“Closing Date” has the meaning as stated in Section 15.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Business” means a business (i) of developing, manufacturing, marketing, selling and/or distributing products or performing services for drug content uniformity and/or dissolution rate testing for dose drug forms or (ii) solely or predominately related to any of the Products acquired by the Purchaser hereunder.

“Confidentiality Agreement” means the Letter of Intent dated as of October 1, 2008 between the Seller and Sotax.

“Contract” means any note, bond, mortgage, indenture, guarantee, license, lease, agreement, contract, instruments, subcontract or other obligation, including all amendments thereto, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Customer Documentation” has the meaning as stated in Section 36.

“Damages” means all Liabilities, obligations, claims, demands, damages (including diminution in value), penalties, settlements, causes of action, costs and expenses, including, without limitation, all reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs including, without limitation, those incurred in connection with the Purchaser Indemnified Person’s enforcement of this Agreement and the indemnification provisions of Article IX.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Device” has the meaning as stated in the definition of “Products” in this Article II.

“Device Registration” has the meaning as stated in Section 7.10.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, and forming a part of this Agreement, delivered by the Seller to the Purchaser.

“Distribution Agreements” has the meaning as stated in Section 29.

“Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, right of purchase, proxy, lien (including, without limitation, any environmental or Tax lien), charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Encumbrances as may arise under any Contract.

“Environmental Law” means any supranational, national, federal, state, canton, provincial, municipal or local statute, law, ordinance, regulation, rule, code, order or common law relating to pollution or protection of the environment, including, without limitation, to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any claim, demand, order, suit, obligation, Liability, cost (including, without limitation, the cost of any investigation, testing, compliance or remedial action), loss or expense (including attorney’s and consultant’s fees and expenses) in each case, whether arising or incurred before, on or after the Closing Date, arising out of, relating to or resulting from any environmental, health, or safety matter or condition, in each case in existence prior to or as of the Closing Date, including natural resources, and related in any way to the Business or to this Agreement or its subject matter.

“Environmental Permit” means any governmental permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) any corporation included with the Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with the Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other Person or entity treated as an affiliate of the Seller under Section 414(o) of the Code.

“Escrow Agent” means U.S. Bank National Association.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Escrow Agreement” has the meaning as stated in Section 13.2.

“Escrow Amount” has the meaning as stated in Section 13.2.

“Excluded Assets” has the meaning as stated in Section 8.

“Expiration Date” has the meaning as stated in Section 108.

“Field” means any product or service offering presently offered by Caliper similar to Caliper’s “Sciclone” and “Zephyr”; solid phase extraction instruments, such as Caliper’s “AutoTrace” and “RapidTrace” instruments; instruments for sample concentration by means of evaporation, such as Caliper’s “TurboVap” instrument; microfluidic based instruments currently marketed by Caliper, and any optical imaging instruments or reagents currently marketed by Caliper, but in no event shall the term “Field” mean (x) any product or service offering currently being sold by Sotax or any of its Affiliates on the date hereof, or (y) any of the Products acquired hereunder or (z) any product or service that Sotax or any of its Affiliates subsequently offer in relation to drug content uniformity or dissolution rate testing.

“Final Purchase Price” has the meaning as stated in Section 12.

“Final Termination Date” has the meaning as stated in Section 20.1.5.

“Financial Statements” has the meaning as stated in Section 61.

“Funded Indebtedness” means, in the case of Caliper, the aggregate amount of the Indebtedness of Caliper related to the Business and outstanding as of the Closing.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any supranational, national, federal, state, canton, provincial, municipal or local body or any government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or hazardous waste under any Environmental Law.

“Income Tax” means any and all Taxes based upon, or measured or calculated with respect to, net income (including, but not limited to, any capital gains or alternative minimum taxes).

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money (including, without limitation, all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) all obligations evidenced by a note, bond, debenture, debt security, draft or similar instrument, (iii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iv) notes payable and drafts accepted representing extensions of credit, (v) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), (vi) all obligations for the reimbursement of letters of credit, bankers’ acceptances or similar credit transactions, (vii) all obligations under any currency or interest rate swap, hedge or similar protection device, (viii) all Liabilities of any type which are secured by any Encumbrance or any property or asset owned or held by such Person, (ix) all obligations of a type described in clauses (i) through (viii) of any other Person, the payment of which is guaranteed, directly or indirectly, by the first Person, and (x) all indebtedness and obligations of the types described in the foregoing clauses (i) through (viii) to the extent secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Independent Distributors” has the meaning as stated in Section 29.

“Indemnified Party” has the meaning as stated in Section 110.1.

“Indemnifying Party” has the meaning as stated in Section 110.1.

“Intellectual Property” means, in any and all jurisdictions, any and all of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks and service marks, including the goodwill associated therewith; (iii) all original works of authorship fixed in any tangible medium of expression, whether registered as a copyright or not, including, without limitation, all software, documentation, brochures and blueprints in any way connected the design, development, manufacture, calibration, testing, use, operation, marketing, or sale of the Products; (iv) any kind of registered or unregistered design rights; (v) confidential and proprietary information, including trade secrets and know-how (including, without limitation, all know-how relating to all production steps of Products; (vi) domain names related to the name “Zymark” and (vii) inventions, methods, techniques and other intellectual property purported by the Seller to be owned by the Seller, and in each case other than clause (vi) above, used solely or predominately in the Business.

“Inventories” means all stock of raw materials, components and spare parts for Devices, works-in-progress, demo items and finished Devices, merchandise, packaging, finished goods, works-in-progress and raw materials related solely to the Business, and not intended by the Seller for use outside the Business, maintained, held or stored by or on behalf of the Seller on the Closing Date and any prepaid deposits for any of the same.

“IRS” means the United States Internal Revenue Service.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Key Persons” means the Business Personnel listed in Schedule IIB.

“Law” means any supranational, national, federal, state, canton, provincial, municipal or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licenses and Permits” has the meaning as stated in Section 7.9.

“Material Adverse Effect” means, (1) with respect to the Seller, a (i) change in, or effect on, or development related to the Business that, individually or in the aggregate with any other changes in, or effects on, the Business is materially adverse to the business, results of operations or financial condition of the Business, taken as a whole or (ii) material impairment of the ability of the Seller to perform its obligations under this Agreement; provided, however, that for the purposes of this clause (1), “Material Adverse Effect” shall not include any change in, or effect on, or development related to the Business directly or indirectly arising out of or attributable to (a) changes or effects that generally affect the industries in which the Business operates, (b) changes in general economic, regulatory or political conditions or (c) changes solely attributable to the announcement of the execution of this Agreement, the consummation of the transactions contemplated hereby, the identity of the Purchaser or actions solely caused by or under the responsibility of the Purchaser or, (2) with respect to the Purchaser, a material impairment of the ability of the Purchaser to perform its obligations under this Agreement; provided, however, that for the purposes of this clause (2), “Material Adverse Effect” shall not include any change in, or effect on, or development related to the Purchaser, directly or indirectly, arising out of or attributable to (a) changes in general economic, regulatory or political conditions or (b) changes solely attributable to the announcement of the execution of this Agreement, the consummation of the transactions contemplated hereby, the identity of the Seller or actions solely caused by or under the responsibility of the Seller.

“Material Contracts” has the meaning as stated in Section 75.

“Order” means the entry in any judicial or administrative proceeding brought under any Law by any Governmental Authority or any other party of any permanent or preliminary injunction or other order.

“Patent Assignment” means the Patent Assignment in the form attached as Exhibit C to this Agreement.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

would be deemed to be a “person” under the Securities Exchange Act of 1934, as amended.

“Pre-Closing Taxes” means any Tax arising from the conduct of the Business attributable to any taxable period, or portion thereof, ending on or before the Closing Date.  In the case of a taxable period beginning before and ending after the Closing Date, Pre-Closing Taxes shall include:  (i) in the case of Taxes imposed on or calculated by reference to income, gain, receipts, sales, use, payment of wages, or other identifiable transactions or events, all such Taxes that would be payable if the taxable period ended on and included the Closing Date; and (ii) in the case of all other Taxes (including but not limited to real, personal, or intangible property taxes, franchise taxes, or capital stock or net worth taxes), all such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in the entire taxable period.

“Procurement Contracts” has the meaning as stated in Section 39.

“Products” means any kind of instruments named as, or containing the name, “TPW”, “APW”, “MultiDose”, “MultiDose Plus”, “EasyFill”, “MultiFill”, “XP Robot”, “Prelude”, and “BenchMate” and in all existing technical versions (“Devices”) and the performance of validation and maintenance services for such Devices (“Services”), whereby Devices and Services being together the “Products”; provided that Caliper shall retain the right following the Closing to manufacture, market and sell instruments substantially functionally equivalent to the XP Robot; provided further that such instruments do not comprise a Competing Business.

“Promotional Material” has the meaning as stated in Section 7.12.

“Purchaser” is the Person identified in the introduction of this Agreement.

“Purchaser Indemnified Person(s)” has the meaning as stated in Section 109.1.

“Purchase Price” has the meaning as stated in Section 11.

“Purchase Price Bank Account” means one or more bank accounts to be designated by the Seller in a written notice to the Purchaser at least four (4) Business Days before the Closing.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

“Registration Data” means all data, including, without limitation, chemistry, residue studies, environmental studies, toxicology studies, assessments, biological and safety data and summaries thereof, prepared by or for the Business, including (but not limited to) any such studies or data prepared for Governmental Authorities in support of an

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

application for a technical or formulated product registration, an amended registration, registration, or experimental use permit, or to maintain an existing technical or formulated product registration, if any.

“Representatives” mean all directors, officers, employees, agents, advisers or other persons acting on behalf of a Party.

“Related and Incidental Assets” means all deposits and prepayments for goods or services purchased or to be purchased by Caliper (other than deposits and prepayments relating to services provided in connection with the negotiation, preparation, execution and delivery of this Agreement); all customer lists and records; and all sales data; all restrictive covenants prohibiting competition, solicitation of employees, vendors, suppliers, customers, agents and independent contractors and similar covenants which run in favor of Caliper; all Encumbrances on the assets of others; suppliers’ lists and records; all books and records owned by Caliper; all catalogues, brochures, art work, photographs and advertising and marketing materials owned by Caliper; and all other property and rights of every kind or nature owned by Caliper, in each of the foregoing cases solely or predominately related to the Business, other than to the extent comprising a part of the Excluded Assets.

“Retained Liabilities” has the meaning as stated in Section 10.

“Sales Contracts” has the meaning as stated in Section 31.

“Seller” is the Person identified in the introduction of this Agreement.

“Seller Indemnitor” has the meaning as stated in Section 109.1.

“Seller Indemnitor’s Indemnification Cap” has the meaning as stated in Section 109.2.

“Services” has the meaning as stated in the definition of “Products” in this Article II.

“Service Contracts” has the meaning as stated in Section 33.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or though or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tangible Personal Property” has the meaning stating in Section 7.4.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, levies, duties, tariffs, imposts, and similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or similar charges

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, worker’ compensation, unemployment compensation, or net worth; and taxes or similar charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, and any liability pursuant to Treasury Regulations Section 1.1502-6 or similar state, local or foreign law.

“Termination Fee” has the meaning as stated in Section 20.2.3.

“Third Party Claim” has the meaning as stated in Section 110.1.

“Threshold Amount” has the meaning as stated in Section 109.3.

“Trademark Assignment” means the Trademark Assignment in the form attached as Exhibit D to this Agreement.

“Transferred Assets” has the meaning as stated in Section 7.

“Transferred Employees” has the meaning as stated in Section 43.

“Transferred Intellectual Property” has the meaning as stated in Section 7.2.

“Transition Services Agreement” means the Transition Services Agreement in the form attached as Exhibit E to this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Patent Assignment, the Trademark Assignment and the Transition Services Agreement.

“Treasury Regulations” mean the Treasury Regulations promulgated under the Code.  All references to the Treasury Regulations shall be deemed to include references to any applicable successor law or regulations.

Glossary of Other Defined Terms.  Each of the terms set forth below and not defined in this Article II shall have the meaning ascribed thereto in the corresponding Section.

III.        Purchase and Sale

  6.         Agreement to Sell and Purchase the Transferred Assets.  The Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to the Purchaser, or cause its Subsidiaries as listed in Schedule 6 to this Agreement to sell, assign, transfer, convey and deliver to the Purchaser and the Purchaser shall purchase from the Seller and any such Subsidiaries, all of the Seller’s and its Subsidiaries’ right, title and interest in and to the following assets as of the Closing Date:

  7.         Transferred Assets.  The “Transferred Assets” comprise the following tangible and intangible assets:

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.1.                             the on-going business and operations of the Business, including, without limitation, all goodwill of the Seller relating thereto;

7.2.                             all Intellectual Property relating to the Business listed in Schedule 7.2 to this Agreement, excluding the trademark “Caliper” and any derivative thereof (“Transferred Intellectual Property”);

7.3.                             all of the interest of the Seller in the Transferred Intellectual Property; provided that the the Seller shall retain ownership of the ZyOs Operating System and EasyLab programming language, as described in Schedule 7.2 (collectively with the source code to the ZyOs Operating System and EasyLab programming language, the “Software”), and the Seller hereby grants to the Purchaser a worldwide, perpetual, irrevocable, transferable, nonexclusive, fully-paid, royalty-free license to the Software, with the right to sublicense, that allows the Purchaser to commercialize and exploit the Software to fullest extent as if the Purchaser owned the Software including, without limitation, the rights to: (i) access, support and maintain the Software; (ii) create derivative works of the Software including updates, upgrades, modifications, enhancements and customizations; (iii) compile object code, if any, from the Software and derivative works thereof; (iv) link, embed, combine and otherwise utilize the Software with other source and object code (whether owned or licensed by the Purchaser) to create applications (collectively “Applications”); (v) directly and indirectly license, sublicense and distribute the Software (and derivative works thereof) and Applications, either separately or with other products (including the Products); (vi) make, have made, use, lease, and/or sell any product (including the Products); and (vii) copy, install and use the Software as necessary or desirable to enjoy the foregoing rights;

7.4.                             all (i) machines, moulds, tools, equipment and the other tangible personal property that are solely or predominately used in the conduct of the Business, owned, leased, or otherwise held by the Seller contained in the work-stations as listed and described in the Fixed Asset Inventory attached as Schedule 7.4 to this Agreement, (ii) laptops, desktops, cell phones and blackberries used by the Business Personnel, (iii) officer furniture and cubicles located in the office space to be leased from the Seller by the Purchaser and (iv) all instruments, tools, furniture, beamers, projectors, booths and other items used soley or predominatley in the Business and needed to perform instrument demos, staff trainings, customer trainings and other events to promote the Products at the Hopkinton, MA facilities, trade shows or any other site (“Tangible Personal Property”);

7.5.                             all Inventories in existence as of the Closing Date consistent in nature with the identified Inventories of the Business as of September 30, 2008 attached as Schedule 7.5 to this Agreement; provided that such Inventories will be restocked to normal replenishment levels as of the Closing Date;

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.6.                             all Sales Contracts that are Open Orders according to Section 31-32;

7.7.                             all existing Service Contracts as of the Closing Date according to Section 33-34;

7.8.                             all existing Procurement Agreements as of the Closing Date according to Section 39;

7.9.                             all licenses and permits with regard to the operation of the Business to the extent transferable (“Licenses and Permits”) as listed in Schedule 7.9 to this Agreement;

7.10.                       all registrations of the Devices (“Device Registration”) as listed in Schedule 7.10 to this Agreement; provided that the Seller shall provide to the Purchaser the Registration Data relating to the Devices on or prior to the Closing Date;

7.11.                       all operational business data comprising books of account, general, financial and personnel records with respect to the name, title, years of service, salary and workers’ compensation claims, invoices, shipping records, supplier lists, customer lists, marketing material, sales and production correspondence and other documents, records and files owned, solely or predominantly associated with or employed solely or predominantly in the conduct of the Business by the Seller or solely or predominantly used in, or solely or predominantly relating to, the Business at the Closing Date, as permitted by Law and unless any of such documents are subject to confidentiality agreements limiting their release and the Seller shall not have obtained consent to their release, with the Seller maintaining the right to retain copies of all such documents, except to the extent that any such documents which relate solely to the Business are determined in good faith by the Purchaser to contain competitively sensitive information;

7.12.                       all sales and promotional literature and other sales-related materials owned, previously used, currently used, associated with or employed by the Seller for use in the conduct of the Business (“Promotional Material”);

7.13.                       all rights of the Seller under the Material Contracts, except to the extent that a consent cannot be obtained as further set forth in Section 40;

7.14.                       to the extent transferable by the Seller or by any of the Seller’s Affiliates, all employment relationships attributed to personnel listed in Schedule 7.14 to this Agreement (“Business Personnel”) and the personnel files for all Business Personnel who become employees of the Purchaser;

7.15.                       the trademark “Zymark” and any derivatives thereof together with all of the Seller’s rights to the domain name “www.zymark.com”;

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.16.                       all rights allocated to prepaid expenses relating to the Business (other than prepaid Income Taxes);

7.17.                       the Customer Documentation according to Sections 36 -38;

7.18.                       to the extent not covered by Section 7.1 through Section 7.17, all Related and Incidental Assets; and

7.19.                       all rights of Caliper under any claims, credits, causes of action or rights of set-off, including for past, present or future damages, against third parties including, without limitation, all warranties, guarantees, sureties, indemnities and similar rights in favor of Caliper arising out of or with respect to any of the assets described in Section 7.1 through Section 7.18 of this Agreement.

8.                             Excluded Assets.  Notwithstanding the terms of Section 7, the Seller shall not sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser shall not purchase, and the Transferred Assets shall not include, the Seller’s right, title and interest to the following assets (“Excluded Assets”):

8.1.                             all cash and cash equivalents, securities, and negotiable instruments of the Seller on hand, in bank accounts, in lock boxes, in financial institutions or elsewhere;

8.2.                             except as otherwise expressly included in the Transferred Assets, all assets, rights, technologies, compounds, products and intellectual and industrial property belonging to the Seller to the extent not solely or predominately used in the conduct of the Business;

8.3.                             all Tax returns, reports, records and workpapers, and all rights to Income Tax refunds, credits and similar benefits, relating to the Seller, its Subsidiaries, the Business or the Transferred Assets attributable to periods ending, or an event occurring, on or prior to the Closing Date;

8.4.                             all claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind, solely pertaining to or solely arising out of the conduct of the Business prior to the Closing Date, and inuring to the benefit of the Seller, unless expressly otherwise stated in this Agreement;

8.5.                             the trademark “Caliper” and any derivatives thereof;

8.6.                             all Receivables of the Seller; and

8.7.                             any exclusive right to develop, manufacture, market or sell any instrument that is functionally equivalent to the Seller’s current “XP Robot” product; provided that such instruments do not comprise a Competing Business.

9.                    Assumption of Liabilities.

9.1.                             At the Closing Date, the Purchaser will assume only:

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.1.1.                              Caliper’s executory obligations arising after the Closing Date under each of the Assigned Contracts, except to the extent that any such executory obligations result from, arise out of, relate to, or are caused by, any one or more of the following: (i) any breach of any of the Assigned Contracts occurring on or before the Closing Date, (ii) any infringement or violation of any Law occurring on or before the Closing Date, or (iii) any event or condition occurring or existing on or before the Closing Date which through the passage of time or the giving of notice or both would constitute a breach or default by Caliper under any of the Assigned Contracts,

9.1.2.                              the trade payables and accrued expenses listed on Caliper’s balance sheet as of September 30, 2008 to the extent not paid before the Closing Date and those trade payables and accrued expenses incurred by Caliper since September 30, 2008 in the ordinary course of business consistent with past practice; and

9.1.3.                              accrued vacation and accrued variable compensation expense as set forth on Schedule 47.1 (such obligations and Liabilities so assumed pursuant to this Section 9.1, the “Assumed Liabilities”).

Notwithstanding anything to the contrary contained in this Section 9, Liabilities arising from the disclosures made in the Disclosure Schedules shall not attach to the Transferred Assets and shall not be an Assumed Liability and shall remain a Retained Liability unless specifically included within the definition of Assumed Liabilities.

  10.       Retained Liabilities.  Except for the Assumed Liabilities, the Purchaser shall not, by virtue of its acquisition of the Transferred Assets or otherwise, assume or become responsible for any Liabilities of Caliper of any kind and nature whether arising before, on or after the Closing Date that are not expressly included within the definition of Assumed Liabilities (collectively, the “Retained Liabilities”).  The intent and objective of Caliper and the Purchaser is that, except for Assumed Liabilities, the Purchaser shall not, and does not hereby, assume, and no transferee or successor liability of any kind and nature shall attach to the Purchaser pertaining to, any of the Retained Liabilities, all of which such Retained Liabilities shall be the sole responsibility of Caliper.  Caliper shall pay, perform or otherwise discharge as the same shall become due and payable in accordance with their respective terms, all of the Retained Liabilities.

  11.       Purchase Price.  The aggregate purchase price and consideration to be paid by the Purchaser for the purchase and transition of the Transferred Assets and the execution of this Agreement by the Seller shall be $13,800,000 subject to adjustment as set forth in Section 12 and the assumption by the Purchaser of the Assumed Liabilities (the “Purchase Price”).

  12.       Purchase Price Adjustments.  The Purchase Price shall be adjusted as follows:

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.1.                       The Purchase Price shall be reduced by any decrease in the value of the Inventories as of the Closing Date below $2,400,000.

12.2.                       The Purchase Price shall be reduced by the aggregate amount invoiced (for payment to the Seller) in respect of any Service Contract entered into on or after October 1, 2008 and the Purchase Price shall be increased by the aggregate amount of the pro rata allocation of any services actually performed by the Seller with respect to Service Contracts between October 1, 2008 the Closing Date, as set forth on a certificate duly executed by the Chief Financial Officer of the Seller delivered to the Purchaser no earlier that 48 hours prior to the Closing Date.

12.3.                       Retention by the Seller of the $[***] break-up fee paid by the Purchaser to the Seller pursuant to Section 21 of the Confidentiality Agreement.

The Purchase Price, as adjusted in accordance with this Section 12, the “Final Purchase Price.”

13.              Payment of Final Purchase Price.  The Final Purchase Price shall be paid by the Purchaser as follows:

13.1.                       On behalf of Caliper to each Caliper Pay-Off Amount Recipient, by wire transfer of immediately available funds to one or more accounts designated by each such Caliper Pay-Off Amount Recipient, an amount equal to that amount set forth in such recipient’s pay-off letter as being the Caliper Pay Off Amount owing to such recipient, to enable Caliper to repay Caliper’s Funded Indebtedness related to the Business;

13.2.                       To the Escrow Agent, an amount equal to $[***] (such amount, the “Escrow Amount”) to be deposited in an escrow account established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among the Escrow Agent, the Purchaser and the Seller, substiantially in the form attached as Exhibit F to this Agreement; and

13.3.                       To the Purchase Price Bank Account by wire transfer of immediately available funds, an amount equal to the difference between the Final Purchase Price, minus (i) the aggregate Caliper Pay Off Amounts, if any, and (ii) the Escrow Amount.

14.                       Purchase Price Allocation.  Within ten (10) days of the determination of the Final Purchase Price, the Purchaser shall deliver to the Seller a schedule allocating the Final Purchase Price and Assumed Liabilities among the Transferred Assets and non-competition covenant in accordance with Section 1060 of the Code (the “Allocation Schedule”).  The Seller shall have fifteen (15) days from its receipt of the Allocation Schedule to notify the Purchaser, in writing, of detailed explanations for any dispute.  If the Seller does not provide such notice to the Purchaser, the Seller shall be deemed to have accepted the Allocation Schedule as delivered by the Purchaser.  If the Seller does provide such notice, each of the

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Purchaser and the Seller shall negotiate in good faith to resolve the dispute.  If the Purchaser and the Seller are unable to resolve the dispute within 30 days following the Purchaser’s receipt of the Seller’s notice, the dispute shall be resolved by an independent accounting firm, who shall be jointly appointed by, and whose fees shall be jointly and equally paid by, the Purchaser and the Seller.  All parties shall prepare and file all applicable Tax returns, including Internal Revenue Service Form 8594, consistent with the finalized Allocation Schedule.  The Seller shall timely and properly prepare, execute, file and deliver all documents, forms and other information the Purchaser may reasonably request to prepare the Allocation Schedule.  Neither the Seller nor the Purchaser shall take any position (whether in audits, Tax returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

IV.                      Closing; Termination

15.                       Closing.  Subject to the conditions precedent set forth in Sections 16 and 17, the Closing of the transaction contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Seller in Hopkinton, Massachusetts, USA at 10:00 A.M.  Eastern Standard Time on November 10th, 2008 or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

16.                      Conditions Precedent to the Purchaser’s Obligations.  The Purchaser’s obligations to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction of, or waiver in writing by the Purchaser of, prior to or at the Closing, each and every of the following conditions precedent:

16.1.                       Representations; Performance.

16.1.1.                        Each of the representations and warranties of Caliper contained in this Agreement shall (1) be true and correct as of the date hereof, and (2) shall be repeated and shall continue to be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

16.1.2.                        The Seller shall have in all material respects duly performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date.

16.1.3.                        The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and duly signed by an officer of Caliper to the effect set forth above in Sections 16.1.1 and 16.1.2.

16.2.                       Delivery of Documents.  The Seller shall have executed and delivered to the Purchaser all documents, certificates, instruments and items required to be delivered by it at or prior to the Closing pursuant to this Agreement as set forth in Section 19 hereof.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.3.                       Consents.  All proceedings, if any, to have been taken and all consents including all Governmental Approvals, necessary or advisable in connection with the transactions contemplated hereby and the Purchaser’s conduct of the Business after the Closing shall have been taken or obtained.

16.4.                       No Material Adverse Effect.  Since September 30, 2008, no event, occurrence, fact, condition, change, development or effect shall exist or have occurred that, individually or in the aggregate, has had or resulted in or could reasonably be expected to have or result in a Material Adverse Effect with respect to the Business.

16.5.                       No Legal Proceeding Affecting Closing.  At the Closing Date, there shall not have been instituted and there shall not be pending or threatened Action, and no Governmental Order shall have been entered (i) imposing or seeking to impose limitations on the ability of the Purchaser to acquire or hold or to exercise full rights of ownership of any of the Transferred Assets; or (ii) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby.

17.                      Conditions Precedent to Caliper’s Obligations.  The obligations of Caliper to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction of, or waiver in writing by Caliper, of, prior to or at the Closing, each and every of the following conditions precedent:

17.1.                       Representations; Performance.

17.1.1.                        Each of the representations and warranties of the Purchaser contained in this Agreement (1) shall be true and correct in all respects at and as of the date hereof and (2) shall be repeated and shall continue to be true and correct in all material respects on and as of the Closing Date with the same effect as through made on and as of the Closing Date.

17.1.2.                        The Purchaser shall have in all material respects duly performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

17.1.3.                        The Purchaser shall have delivered to the Seller a certificate dated the Closing Date and signed by the President or a Vice President of the Purchaser to the effect set forth above in Sections 17.1.1 and 17.1.2.

17.2.                       Delivery of Documents.  The Purchaser shall have executed and delivered to Caliper, all documents, certificates, instruments and items required to be delivered by it at or prior to the Closing pursuant to this Agreement as set forth in Section 18.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

17.3.                       No Legal Proceeding Affecting the Closing.  At the Closing Date, there shall not have been instituted and there shall not be pending or threatened any Action and no Governmental Order shall have been entered (i) imposing or seeking to impose limitations on the ability of the Caliper to sell any of the Transferred Assets; or (ii) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby.

18.              Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(i)                                     a confirmation of payment of the Final Purchase Price to the Purchase Price Bank Account;

(ii)                                  a certificate, duly executed by an authorized Secretary or Assistant Secretary of the Purchaser, dated the Closing Date, to the effect that: (A)(1) the Certificate of Incorporation of the Purchaser attached to such certificate is true, correct and complete, and was in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to such Certificate has occurred since the date of adoption of the resolutions referred to in clause (3) below other than as shown in such certificate, (3) the resolutions adopted by the Purchaser’s directors authorizing this Agreement and the transactions contemplated hereby with respect to the Purchaser were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and (B) the officers of the Purchaser executing this Agreement and the other documents, agreements and instruments to be executed and delivered by the Purchaser pursuant to this Agreement are incumbent officers of the Purchaser and the specimen signatures on such certificate are their genuine signatures;

(iii)                               the Bill of Sale duly executed by the Purchaser;

(iv)                              the Assignment and Assumption Agreement, duly executed by the Purchaser;

(v)                                 the Transition Services Agreement, duly executed by the Purchaser; and

(vi)                              the certificates described in Section 21.

19.              Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(i)                                     instruments as may be reasonably requested by the Purchaser or its counsel to transfer the Transferred Assets to the Purchaser or to evidence such transfer on the public records;

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)                                  a cross-receipt for the Final Purchase Price upon the Seller’s confirmation that immediately available funds in the an amount equal to the Final Purchase Price have been credited to the Purchase Price Bank Account;

(iii)                               the offer letters of the Key Persons duly executed by such Key Persons;

(iv)                              a certificate, duly executed by an authorized Secretary or Assistant Secretary of Caliper, dated the Closing Date, to the effect that: (A)(1) the Certificate of Incorporation and Bylaws of Caliper attached to such certificate are true, correct and complete, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to such Certificate or Bylaws has occurred since the date of adoption of the resolutions referred to in clause (3) below other than as shown in such certificate, (3) the resolutions adopted by Caliper’s directors authorizing this Agreement and the transactions contemplated hereby with respect to Caliper were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or, in the case of Caliper’s directors, by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and (B) the officers of Caliper executing this Agreement and the other documents, agreements and instruments to be executed and delivered by Caliper pursuant to this Agreement are incumbent officers of Caliper and the specimen signatures on such certificate are their genuine signatures;

(v)                                 an acknowledgment and consent, in form and substance satisfactory to the Purchaser and the lenders providing financing to the Purchaser in connection with the transactions contemplated by this Agreement, from all holders of any Funded Indebtedness of Caliper (each such holder, a “Caliper Pay-Off Amount Recipient” and all such holders, the “Caliper Pay-Off Amount Recipients”), in each case, stating that (A) effective upon the Closing, all Encumbrances in favor of the Transferred Assets shall be terminated, released and discharged and (B) that such holder shall deliver to the Purchaser or the Purchaser’s designee any instruments, certificates, statements and other instruments necessary to evidence such termination, release and discharge;

(vi)                              the Bill of Sale duly executed by Caliper;

(vii)                           the Assignment and Assumption Agreement, duly executed by Caliper;

(viii)                        the Trademark Assignment, duly executed by Caliper;

(x)                                   the Patent Assignment, duly executed by Caliper;

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(xi)                                a duly executed non-foreign person affidavit of the Seller dated as of the Closing Date, sworn under penalty or perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code;

(xii)                             the Transition Services Agreement duly executed by Caliper;

(xiii)                          the certificate required by Section 12.2; and

(xiv)                         the surrender of the Customer Documentation.

20.           Termination.

20.1.                       Termination Generally.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

20.1.1.                        at any time before the Closing, by the mutual written agreement among the Purchaser and Caliper;

20.1.2.                        at any time before the Closing, by the Purchaser if any of Caliper’s representations or warranties contained in this Agreement were untrue or incorrect when made or become untrue or incorrect in any material respect;

20.1.3.                        at any time before the Closing, by Caliper if any of the Purchaser’s representations or warranties contained in this Agreement were untrue or incorrect when made or become untrue or incorrect in any material respect;

20.1.4.                        at any time before the Closing, by Caliper on the one hand, or by the Purchaser on the other hand, upon any material breach by any other Party of such other Party’s covenants or agreements contained in this Agreement, and the failure of such other Party to cure such breach, if curable, within thirty (30) days after written notice thereof is given by the non-breaching Party to the breaching Party;

20.1.5.                        at any time after December 31, 2008 (the “Final Termination Date”), by Caliper on the one hand, or by the Purchaser on the other hand, upon notification to the non-terminating Party by the terminating Party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the Party purporting to so terminate this Agreement; or

20.1.6.                        by the Purchaser pursuant to Section 122.

20.2.                       Effect of Termination.

20.2.1.                        If this Agreement is validly terminated pursuant to Section 20.1, then this Agreement shall forthwith become void, and, subject to

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 20.2.2 and 20.2.3 there shall be no liability under this Agreement on the part of the Parties hereto and all rights and obligations of each Party to this Agreement shall cease; provided that (i) the provisions with respect to confidentiality of Section 125 shall survive any such termination until it, by its own terms, is no longer operative; and (ii) this Section 20 shall indefinitely survive such termination.

20.2.2.                        If this Agreement is validly terminated as a result of a misrepresentation or a breach of any warranty made by any Party to this Agreement or as a result of a material breach by a Party of any of such Party’s covenants or agreements contained in this Agreement, or, if all conditions to the obligations of a Party at the Closing contained in Sections 16 and 17 of this Agreement, respectively, have been satisfied (or waived by the Party entitled to waive such conditions) and such Party does not proceed with the Closing, then any and all rights and remedies available to the non-breaching Parties, whether under this Agreement, at law or in equity or otherwise shall be preserved and shall survive the termination of this Agreement.

20.2.3.                        Notwithstanding any provision in this Agreement to the contrary, [***] (i) $[***] (ii) [***] $[***].

21.                       Transfer Taxes.  The Seller shall pay all transfer, documentary, sales, use, stamp, registration, and other similar Taxes and all conveyance fees, real estate recording charges and other fees (including any penalties and interest) incurred in connection with the sale and transfer of the Transfered Assets to the Purchaser to be made hereunder.  To the extent such transfer, documentary, excise, and similar taxes and real estate recording fees are reasonably determined to be the legal obligation of the Purchaser, the Seller shall deliver to the Purchaser payment for any amount due within five (5) days of the Purchaser’s written notice of such obligation.  The Purchaser shall deliver to the Seller a sale for resale certificate with respect to inventory.

V.                          Transition

A.                         Transition Date.

22.                       Date.  The transfer of the Transferred Assets from the Seller to the Purchaser shall be deemed to occur at 00.00 A.M. Standard Eastern Time on the Closing Date.

B.                         Conduct of Business Prior to the Closing Date; Post Closing Activities.

23.                       General.  The Seller covenants and agrees that, with respect to the Business and the Transferred Assets between October 1, 2008 and the Closing Date, it has conducted the Business in the ordinary course of business consistent with past practice as a going concern, in order to enable the Purchaser to continue the

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Business after the Closing Date substantially as conducted and planned by the Seller without interruption.

24.                      Aspects.  Without limiting the generality of the foregoing, the Seller will, with respect to the Business and the Transferred Assets between the date hereof and the Closing Date,

(i)                                     continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice;

(ii)                                  produce the Products in accordance with its existing production plans;

(iii)                               not shorten or lengthen the customary payment cycles for any of its payables or receivables;

(iv)                              use its reasonable efforts to continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business;

(v)                                 preserve its present business operations, organization and goodwill and current relationships with its customers, suppliers, licensors, licensees and other persons with which it has significant business relationships;

(vi)                              not terminate the employment or services of any of the Business Personnel, other than for cause; and

(vii)                           use its commercially reasonable efforts to cooperate with the Purchaser in obtaining the Consents set forth on Schedule 24 to this Agreement.

25.                       Non-Contractual Actions.  The Seller shall not, without the prior written consent of the Purchaser, between the date hereof and the Closing Date:

(i)                                     cause or authorize any material change in the production process and/or the composition of the Products;

(ii)                                  conduct business activities in connection with the Business deviating materially from, or materially exceeding, the existing past practice;

(iii)                               subject the Business or the Transferred Assets to any Encumbrance, other than any Encumbrance existing on the date hereof;

(iv)                              make any material change in its accounting policies relating to the Transferred Assets or the Business, except as required by GAAP;

(v)                                 sell, assign, license, transfer, convey, lease or otherwise dispose of any assets of the Business, other than the sale of Devices in the ordinary course of business;

(vi)                              change the terms of employment of the Business Personnel;

(vii)                           enter into any agreement outside of the ordinary course of business, whereby any third party could be granted access to any

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

part of the Intellectual Property rights or any confidential information of the Business;

(viii)                        produce the Products and perform the Services of the Business other than in accordance with its existing production plans; or

(ix)                                take any action or omitted to take any action which will result in a violation of any applicable Law.

26.                                Acquisition Proposals.  From the date hereof through the Closing (or, if earlier, the date of termination of this Agreement in accordance with Section 20), Caliper shall not sell or otherwise transfer, or grant any rights with respect to, the Business (other than sales of assets in the ordinary course of business consistent with past practices and that are specifically permitted by this Agreement) (an “Acquisition Proposal”).  In addition, from the date hereof through the Closing (or, if earlier, the date of termination of this Agreement in accordance with Section 20), Caliper shall not, and shall not cause or permit any of its Representatives to, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person or group of Persons (other than the Purchaser and its agents and Representatives) concerning any Acquisition Proposal, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.  Caliper shall promptly communicate to the Purchaser the terms of any Acquisition Proposal which they may receive.  Nothing in this Section 26 shall prevent the Seller from soliciting, initiating, participating in discussions regarding the sale of an equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets of Caliper (other than any assets related to the Business); provided that any such Person assume in writing the obligations of Caliper under this Agreement.

27.              Notice of Certain Events.

27.1.                       Caliper shall promptly notify the Purchaser of:

27.1.1.                        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents in a manner to keep the Purchaser reasonably informed as to the status of such consents;

27.1.2.                        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Transaction Documents; and

27.1.3.                        any material Action or litigation commenced or, to the knowledge of Caliper, threatened, relating to or involving or otherwise affecting the Company or the parties hereto and which relates to the consummation of the transactions contemplated by this Agreement.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

28.                       Zymark.  From and after the Closing Date, the Purchaser will not, and it will cause its Affiliates not to, market or sell a product or perform services under the mark “Zymark” in the Field.  In no event shall the foregoing be construed to prevent the Purchaser or any of its Affiliates from marketing or selling products or services in the Field using trademarks or servicemarks that do not include the brand “Zymark”.

C.                         Distribution Agreements

29.                       General.  Distribution Agreements are Contracts between the Seller or any of its Subsidiaries and independent Persons, which govern the marketing and selling of the Devices to, and are performing Services for, end-user customers (“Independent Distributors”), irrespective of whether such relationship is a commission, agency or a distributorship.

30.                       Execution.  Prior to the Closing Date, the Seller shall deliver evidence satisfactory to the Purchaser (and its counsel) that the provisions of each of the Distribution Agreements set forth on Schedule 30 to this Agreement, to the extent such provisions relate to the sale of any of the Products being sold to the Purchaser hereunder, have been terminated and are of no further force and effect.  Promptly following such termination, and unless otherwise instructed in writing by the Purchaser, the Seller shall instruct the distributors to such Distribution Agreements to return to the Seller (for the benefit and transfer to the Purchaser) any demonstration units of Products in the possession of such distributor to the extent that any such demonstration units have been loaned to such distributor by the Seller and not purchased by such distributor.

D.                         Transition of Sale and Service Contracts

  31.                 Qualification of Sales Contracts.  Sales Contracts are Contracts between the Seller or any of its Subsidiaries and a customer or an Independent Distributor with regard to the sale of Devices, irrespective of whether a single Device or a certain number of Devices have to be delivered by the Seller.  All existing Sales Contracts in effect as of the date of this Agreement are listed in Schedule 31 to this Agreement.  Thereby the Schedule differentiates between the following types of Sales Contracts.  In case of a Sales Contract with a certain number of Devices the differentiation will be applied for each Device.  If a Sales Contract comprises the performance of Services by the Seller or any of its Subsidiaries, the provisions about Service Contracts set forth in Sections 33 to 34 shall apply with regard to such Services.

31.1.                       Closed Orders.  Under a Closed Order all line items of such Order, including the Device, have been delivered and the sales price has been fully paid or invoiced, but the initial warranty period provided for in such Order has not yet expired.

31.2.                       Open Orders.  Under an Open Order, all or partial line items of the Order, for example the base Device, either (i) have not been manufactured; (ii)

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

have been manufactured but not delivered or (iii) the sales price has not or only partly been paid or invoiced before the Closing Date.

32.                       Execution.  The rights and obligations of each Party under, and the execution of, the different types of Sales Contracts are as follows:

32.1.                       With regard to Closed Orders, the Purchaser shall be obligated to perform warranty services under the initial warranty period for the respective Device after the Closing Date and it is not entitled to receive any compensation for such services.

32.2.                       With regard to Open Orders, the Purchaser shall be obliged to perform warranty services under the initial warranty period for the respective Device after the Closing Date and shall be entitled to invoice such Order upon completion of performance of such Order by the Purchaser and to receive 100% of the compensation owed under any invoice issued by the Purchaser on account of such Open Orders (including any deposit or prepayments).

33.                       Qualification of Service Contracts.  Service Contracts are Contracts between the Seller or any of its Subsidiaries and an end-user customer or an Independent Distributor with regard to the performance of Services.  All existing Service Contracts in effect as of the Closing Date are listed in Schedule 33 to this Agreement.  Thereby the Schedule differentiates between the following types of Service Contracts.

33.1.                       Regular Service Contracts: Under a Regular Service Contract the Services have to be provided regularly during the term of the Service Contract and the service charge will be paid accordingly by regularly installments.

33.2.                       Starter Service Contracts:  Under a Starter Service Contract the service charge for the performance of the ordered Services has already been paid before the Closing Date, although the Services have to be provided after the Closing Date.

34.                       Execution.  The rights and obligations of each Party under, and the execution of, the different types of Services Contracts are as follows:

34.1.                       Under a Regular Service Contract the Purchaser shall provide the necessary actions after Closing Date and therefore shall receive the service charge for these actions.

34.2.                       Under a Starter Service Contracts the Purchaser shall provide the necessary actions after the Closing Date and, except as set forth in Section 12.2, receive no remuneration for the performance of such actions.

35.              [Intentionally left blank]

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

E.                           Transition of Customer Documentation

36.              General.  The “Customer Documentation” comprises:

36.1.                       a list of all customers that (i) since January 1, 2005, and to the best ability of the Seller for periods prior to January 1, 2005, had acquired a Device and/or ordered Services, and (ii) since January 1, 2005, and to the best ability of the Seller for the periods prior to January 1, 2005, made any warranty claim in writing about the respective Product; and

36.2.                       the full documentation about the handling of the issue by the Seller including in particular, but not limited to, the correspondence, internal notices and memoranda, failure reports and repair reports.

  37.     Transfer.  The Customer Documentation will be surrendered to the Purchaser on the Closing Date and the handling of any pending warranty claims will be transferred to the Purchaser.

  38.     Support.  The Seller will provide commercially reasonable support to the Purchaser with regard to the settlement of such warranty claims that exist as of the Closing Date.

F.                           Transition of Procurement Contracts

39.                       Qualification.  Procurement Contracts are all Contracts between the Seller or any of its Subsidiaries and a supplier of raw material or components for the manufacture of the Devices.

G.                         Transition of Material Contracts

40.                       Certain Transitional Matters.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, if the sale or delegation by Caliper, or the undertaking or assumption by the Purchaser, of any of the Transferred Assets or the Assumed Liabilities requires the Consent of any third party which is disclosed on the Disclosure Schedules but is not obtained at or before the Closing Date and the Purchaser nevertheless proceeds to the Closing, then Caliper shall use its commercially reasonable best efforts to obtain such Consent.  In addition, from and after the Closing Date until the date on which such Consent is obtained, Caliper shall cooperate with the Purchaser in any reasonable arrangement (such as a sublease, subcontract, use and service agreement, supply agreement or other contractual arrangement) designed to provide the Purchaser with the entire benefits and use, including, without limitation, 100% of the consideration, remuneration or other payments and contractual rights, of such Transferred Assets and Assumed Liabilities to the greatest extent practicable.

H.                         Employee Matters

41.                       Maintenance of Employees.  Caliper shall use all commercially reasonable efforts to retain all Business Personnel and existing management level employees whose activities or responsibilities are primarily related to the Business (unless

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Caliper desires to terminate an employee for cause) and promptly notify the Purchaser in writing of the termination of employment of any Business Personnel or such existing management level employee or the receipt by Caliper of notice of termination of employment of any Business Personnel or such existing management level employee and in the event Caliper receives notice that any Business Personnel or such existing management level employee intends to terminate his or her employment with the Company.

42.                       Transfer of Employment.  The Parties hereto acknowledge and are aware that by virtue of the sale and transfer of the Business all employment relationships of the Business Personnel with the Seller shall be terminated by the Seller as of the Closing Date.

43.                       Transferred Employees.  Business Personnel accepting employment with the Purchaser shall be referred to as the “Transferred Employees.”

44.                       Support.  The Seller shall use all commercially reasonable efforts to encourage the Business Personnel to continue to work for the Business and not to decline employment with the Purchaser.

45.                       Employee information.  The Seller and the Purchaser agree that as soon as practicable following the signing of this Agreement and prior to the Closing Date they shall jointly deliver to all Business Personnel a letter notifying them of the following:

(i)                                     that as of the Closing Date their employment with the Seller shall terminate;

(ii)                                  that, effective as of the Closing Date, the Purchaser will offer to each Transferred Employee employment on terms and conditions substantially equivalent to those in place for such Business Personnel immediately prior to the Closing;

(iii)                               that, effective on the Closing Date, the Purchaser will provide the Business Personnel with benefits substantially equivalent to those provided by the Seller immediately prior to the Closing (specifically excluding any equity based compensation); and

(iv)                              that, effective on the Closing Date, the Purchaser will provide the Transferred Employees with full credit for service years with the Seller.

46.              Remuneration Rights of Transferred Employees.

46.1.                       Accrued Monthly Salaries.  The Seller will pay to all Transferred Employees wages and salaries (including allowances) earned prior to the Closing Date as well as the social security contributions relating thereto, and will indemnify the Purchaser against all costs, Actions and Liabilities resulting therefrom.

46.2.                       Accrued Compensation.  Except as set forth in Sections 9.1.3 and 47, the Seller shall bear and be responsible for all accrued compensation of the

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Transferred Employees attributable to periods accruing before the Closing Date.  The Purchaser shall bear and be responsible for such compensation to the Transferred Employees attributable to periods accruing on and after the Closing Date.  If applicable, for the period ending at the Closing Date, the Seller shall provide the Transferred Employees with the 13th monthly salary pro rata, which payment shall be made as soon as practicable after the Closing Date by the Seller.

46.3.                       Variable Part of Transferred Employees’ Remuneration (Bonus).  Except to the extent otherwise set forth in this Section 46, the Purchaser will assume, with respect to the Transferred Employees for the period prior to the Closing Date, the accrued variable part of such Transferred Employees remuneration, to the extent set forth on Schedule 7.14.

46.4.                       The Seller will be responsible for (A) the payment of all base salary compensation and benefits, other than compensation derived from the Seller’s Annual Performance Bonus Plans, the accrued vacation and time credits described in Section 47, due to Business Personnel with respect to their services as employees of the Seller through the close of business on the Closing Date, and (B) any and all Liabilities and obligations (including without limitation any severance payments) with respect to any current and former employees of Seller, or their respective beneficiaries and dependents that were or are incurred with respect to such individuals under any Business Benefit Plan including, without any limitation, the allocation of shares in accordance with the employee share ownership program of the Seller, or with respect to any employment or similar agreement with the Seller regardless of whether such Liabilities become known, accrue or vest before, on or after the Closing.  In addition, the Seller shall comply with applicable statutory requirements to provide continuation coverage and notice of such coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (and any similar state law requirement) to (i) any former Business Personnel who, as of the Closing Date, has elected or is entitled to elect such coverage under the Seller’s group health plans, and (ii) any of the Business Personnel (and any covered spouse or dependent of such Business Personnel) who becomes entitled to elect such coverage by virtue of the consummation of the transactions contemplated by this Agreement; the Parties acknowledge that the Purchaser has no obligation to provide continuation coverage to such Business Employees.  The Purchaser will be responsible for providing continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (and any similar state law requirement) to any Transferred Employee who accepts an offer of employment by the Purchaser and who becomes entitled to such coverage after the Closing Date.

46.5.                       The Purchaser understands and acknowledges that variable compensation and benefits described in Section 46 form parts of the total annual remuneration as set forth in Schedule 46.5 to this Agreement granted by the

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Seller to the Transferred Employees as performance-based opportunity to participate in the success of the Seller’s business, therefore fixed annual base salary is only a part of the annual compensation of the Transferred Employees under the Seller’s remuneration policy.  The Seller understands and acknowledges that the Purchaser will not be able to grant opportunities of identical kind in the future.  However, the Purchaser agrees to provide the Transferred Employees with a level of fixed and variable annual remuneration (including benefits) that in the aggregate is substantially equivalent to or better than the level of fixed and variable annual remuneration (including benefits), provided to them by Seller immediately before the Closing Date.

47.                       Accrued and Unused Vacation.  The Purchaser shall assume liability and shall honor accrued vacation time of Transferred Employees.

47.1.                       Any accrued and unused vacation or vacation time used in excess of that received of the Business Personnel as of the date hereof are listed in Schedule 47.1 to this Agreement.

47.2.                       The Seller shall be liable with regard to the Business Personnel and Transferred Employees for the unused portion (including the carrier over portion) of the following vacation entitlements prior to the Closing Date:

47.2.1.                        Time-credits due to over-time prior to the Closing Date;

47.2.2.                        Any vacation taken exceeding the pro rata accrued vacation time for the year 2008 prior to the Closing Date.

48.                       Key Persons.  The Key Persons are material for a successful transition of the Business.  With regard to such Key Persons the following procedure shall apply, as a condition to Closing:

48.1.                       The Seller will inform each Key Person immediately (but in any event no later than ten (10) days prior to Closing) about the intention to transfer the Business to the Purchaser and the employment offer of the Purchaser for such individual.

48.2.                       Each Key Person shall decide whether he wants to accept employment with the Purchaser and inform the Seller and/or the Purchaser accordingly.

48.3.                       Each Key Person willing to accept employment with the Purchaser shall sign a new offer letter with the Purchaser prior to the Closing Date.

48.4.                       Pursuant to the terms of the new offer letter presented to the Key Persons by the Purchaser as soon as practicable after the date hereof, the existing employment relationship and, if applicable, any employment agreement between the Key Person and the Seller shall terminate as of the Closing Date.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

48.5.        The Seller shall be responsible and liable for any obligations arising under the existing employment relationship and, if applicable, any employment contract between the Seller and each Key Person and the Purchaser shall have no obligation under such arrangement or agreement.  .

48.6.        The Purchaser shall be fully responsible and liable for its obligations to a Key Person arising under a new offer letter.

I.          Cooperation after Closing Date

49.       General.  From the Closing Date through the expiration of the Transition Services Agreement, the Seller and the Purchaser agree to cooperate and to take all steps as shall be reasonably necessary to ensure the successful transition of the Business from the Seller to the Purchaser in accordance with the Transition Services Agreement.  Without limiting the generality of the foregoing, the Seller shall make, or cause to be made, all filings necessary or desirable to terminate any financing statement or other notice or evidence of Encumbrances on the Transferred Assets.

50.       Support of Facilities.  The Seller will provide to the Purchaser the necessary facilities for the storage of the inventory, the manufacture of the Devices and the preparation of the Services in accordance with the Transition Services Agreement.

51.       General Support.  The Seller will provide for the Purchaser any additional reasonable support, in a manner that does not materially and negatively impact the Seller’s ongoing business operations, with regard to the conduct of the Business by the Purchaser (e.g.  HR activities) in accordance with the practices of the Seller prior to the Closing Date and in accordance with the Transition Services Agreement.  At Closing, but in no event later than thirty (30) days thereafter, the Seller shall deliver the Intellectual Property to the Purchaser in electronic form in accordance with the procedures described on Schedule 51; provided that the Purchaser shall be responsible for any third party licensing fees arising in connection with such electronic transfer.

52.       Tax Matters.  The Seller and the Purchaser agree to utilize the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting.

J.         Access to Information

53.       Each Party agrees that it will cooperate with and make available to the other Party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are necessary or useful in connection with any environmental report, filing or liability, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose similar to the foregoing, provided that the Purchaser shall not be obliged to make available any such documents referring to any period or generated after the Closing Date,

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

except as otherwise contemplated by this Agreement.  The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, Information or employees.

54.        For a period of six (6) years after the Closing, the Purchaser shall:

(i)            retain the books and records of the Business relating to periods prior to the Closing in a manner according to reasonable business practices, and

(ii)           upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

VI.       Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser as follows, except as qualified by sections in the Disclosure Schedule.  Each such section of the Disclosure Schedule is numbered by reference to the representations and warranties in a specific Section of this Article VI.

A.        Organization; Authorization and Consent

55.        The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

56.        The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not materially and adversely affect:

(i)            the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement; and

(ii)           the ability of the Seller to conduct the Business prior to the Closing Date.

57.        The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller.

58.        This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

59.        The execution, delivery and performance of this Agreement by the Seller do not and will not

(i)            violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller;

(ii)           conflict with or violate any Law or Governmental Order applicable to the Seller or any of its respective assets, properties or businesses, including, without limitation, the Business; or

(iii)          except as set forth in Schedule 59 to this Agreement, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which any of the Transferred Assets is bound or affected or result in the creation of any Encumbrance on any of the Transferred Assets.

60.        The execution, delivery and performance of this Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except

(i)            where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and would not have a Material Adverse Effect; and

(ii)           as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

B.        Financial Information

61.        The Seller has delivered to the Purchaser true and correct copies of:

61.1.        an unaudited balance sheet, together with notes and assumptions, of the Business dated as of September 30, 2008;

61.2.        an unaudited fixed asset list as of September 30, 2008;

61.3.        an unaudited summary and supporting detailed listing for all identified inventory as of September 30, 2008, including reasonable estimates where complete information was not available;

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

61.4.        an unaudited summary listing of the standard cost of goods sold for each Product together with bills of material supporting each such Product ; in all cases such standard costs reflecting the standard material and labor resource cost estimates employed in the manufacturing and costing of the Products as of September 30, 2008;

61.5.        an unaudited statement of Revenue and Cost of Sales, together with notes and assumptions, based on standard cost for the Business (net sales minus standard cost) as of September 30, 2008; and

61.6.        an itemized price list of the selling price per unit charged for all Products, Services and parts and accessories commonly sold by the Seller in connection with the Business.

(collectively referred to herein as the “Financial Statements” and attached as Schedule 61 to this Agreement).

62.        The Financial Statements, as qualified by the notes and assumptions used in their preparation and set forth therein, were prepared from the books and records of the Seller on a basis consistent with the past practices of the Seller and, except where deviations have been noted on Schedule 62 to this Agreement, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented in the Financial Statements and such deviations noted on Schedule 62 do not and would not, individually or in the aggregate, have or result in a Material Adverse Effect.

63.        The Financial Statements accurately reflect in all material respects the sales, gross profit and gross margin of the Business for the relevant period based on standard cost and reflect an adequate reserve for all warranty obligations of the Business through the date of the Financial Statements

64.        The books and records of the Seller have been maintained in the ordinary course of business and accurately and fairly reflect, in reasonable scope and detail in accordance with good business practice, the transactions and assets and liabilities of the Business and such other information as is contained therein.

65.       On and as of the date of this Agreement, and after giving effect to the Closing and any other transactions contemplated by the Transaction Documents, (i) the sum of the Seller’s Liabilities is not greater than all of the assets of the Seller at a fair valuation, (ii) the present fair salable value of the Seller’s assets is not less than that will be required to pay the probable liability of the Seller on its Liabilities as they become absolutely mature, (iii) the Seller has not incurred, will not incur, does not intend to incur and does not believe that it will incur, Liabilities beyond the Seller’s respective ability to pay such Liabilities as they mature, (iv) the Seller is not engaged in, and is not about to engage in, a business or transaction for which the Seller’s assets constitute or would constitute unreasonably small capital, and (v) the Seller is not insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer or conveyance made by it voidable or

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

fraudulent pursuant to, any applicable Law pertaining to bankruptcy, insolvency or creditors’ rights generally or any other applicable Laws relating to fraudulent conveyances, fraudulent transfers or preferences.

C.      Assets

66.        The Seller has (and shall convey to the Purchaser at the time of the transfer of the Transferred Assets) good title to, all the Transferred Assets, free and clear of all Encumbrances.

67.        All Tangible Personal Property has been maintained in accordance with Seller’s ordinary course of business, and all such items are usable for the operation of the Business, are in good working order, free of any known defects or delayed maintenance, subject only to normal wear and tear and all such Transferred Assets are adequate and suitable for the purposes for which they are presently being used.  All of the Transferred Assets are in the possession or under the control of the Seller and no Transferred Asset comprises, constitutes or in any way consists of the Seller’s equity ownership in any of its Subsidiaries.  No Person other than Caliper owns any of the Tangible Personal Property, other than leased personal property, which is used by the Seller and is material in the operation of the Business.  Except as set forth on Schedule 67 to this Agreement, the Seller has not granted, and there is not outstanding, any option, right, agreement, Contract or other obligation or commitment pursuant to which any Person could claim a right to acquire in any way any of the Transferred Assets (other than inventory to be sold in the ordinary course of business pursuant to open orders taken in the ordinary course of business) or any ownership or other material interest in the Seller, the Transferred Assets or the Business.

68.        The Inventories are in all material respects (i) usable and saleable in the ordinary course of the Business as currently conducted or proposed to be conducted by the Seller; (ii) reasonable as to quantity under the present and reasonably anticipated circumstances of the Seller; and (iii) of good and merchantable quality and is free from any material defect or other material deficiency (whether in design or manufacture).

69.        The Transferred Assets are sufficient to conduct the Business as previously conducted in the ordinary course and as presently proposed by the Seller to be conducted, except for the conduct of the Business related to the assets of the Seller and its Affiliates used in the performance of the transition services under the Transition Services Agreement.

C.        Conduct of Business

70.        The Business has been conducted in accordance with all Laws and Governmental Orders applicable to the Business and the Seller is not in violation of any such Law or Governmental Order.

71.        For the fiscal year 2008, there have not been any sales or other distributions of products worldwide outside of the ordinary course of business, especially, but not

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

limited to, any sales actions outside the ordinary course of business in order to incentivize distributors and customers to prematurely satisfy their needs for these products for the fiscal year 2008.

72.       There are no facts or circumstances which could reasonably be expected to result in any Material Adverse Effect since October 1, 2008.

73.       None of the Seller, any of its directors or officers and, to the knowledge of the Seller, none of the Company’s agents, employees or representatives acting in their capacities as such has: (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to any governmental or political activity; (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner related to the Seller that was illegal under any federal, state or local Laws of the United States or any other country having jurisdiction; (iii) made any payment to any customer or supplier of the Company or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful influence of any such customer or supplier or any such officer, director, partner, employee or agent; (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business; or (v) violated any federal, state or local campaign finance, election or similar Laws.

D.        Litigation

74.       There are no Actions pending or, to the knowledge of the Seller, threatened against the Seller relating to, or arising out of, the Transferred Assets or the Business, and, except as set forth in Schedule 74 to this Agreement, the Seller has not received since January 1, 2005 any written notice of any material warranty or product liability claims due to alleged deficiencies of the products against the Seller.  To the knowledge of the Seller, there are no events or circumstances which would reasonably be expected to give rise to any Action by or against the Company and relating to the Business.  There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against the Seller relating to the Business or which could reasonably be expected to have a Material Adverse Effect.

E.         Material Contracts

75.       Schedule 75 to this Agreement lists each of the following Contracts and agreements to which the Seller and/or one of its Subsidiaries is a party that relate to the Business and, subject to Sections 29 through 40, certain of which will be transferred to the Purchaser hereunder (such Contracts being “Material Contracts”):

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

75.1.        all Contracts relating to Intellectual Property to which either the Seller or one of its Subsidiaries is a party in connection with the Business;

75.2.        all licensing Contracts relating to the Business;

75.3.        all testing Contracts with third parties for registration evaluation, product safety or efficacy testing or any other testing relating to the Business;

75.4.        all Contracts relating to the Business involving total annual payments in fiscal year 2008 in excess of $50,000 and all Contracts relating to a service or a component for a Product which is not generally and readily available in the market;

75.5.        all Contracts that limit or purport to limit the ability of the Seller to compete in the Business or with any Person or in any geographic area or during any period of time, all of the foregoing with respect to the Business;

75.6.        all Contracts relating to (i) the employment or engagement or termination of employment or engagement of any Transferred Employee by the Seller in connection with the Business which may not be terminated without penalty or other obligation (including any severance, termination or indemnification payment required under such Contract) by the Seller; or (ii) the payment to any Person by the Seller of any bonus, award, payment or other remuneration of any kind which is contingent on a sale of the Business or any of its assets;

75.7.        all Contracts by which the Seller retains, appoints or authorizes any broker, sales agent, distributor or representative or through which the Seller is retained, appointed or authorized as a broker, sales agent, distributor or representative related to the Business;

75.8.        all Contracts which have been entered into or assumed outside the ordinary course of the Seller’s business consistent with past practice;

75.9.        all Distribution Agreements;

75.10.      all Open Sales Contracts;

75.11.      all Service Contracts with any remaining Service obligations thereunder;

75.12.      all existing and active Procurement Agreements; and

75.13.      all Contracts which are not otherwise required to be disclosed pursuant to Sections 75.1 through 75.12, inclusive, and which involves or are likely to involve payments from or to the Seller, in excess of $50,000 during any twelve (12) month period or that requires performance by the Business, beyond one (1) year from the date of this Agreement or that is otherwise material to the Business.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 75 to this Agreement also contains a description of any proposal for the Seller to enter into any Contracts of the type listed in Sections 75.1 through 75.13, inclusive, above.  The Seller has provided true and correct copies of all the Material Contracts to the Purchaser.  As used in this Section 75, “proposal” shall mean any offer that may be unilaterally accepted by or on behalf of the proposed counter-party.

76.     Each Material Contract:

76.1.        is valid and binding on the Seller, and, to the knowledge of the Seller, the counterparties thereto, and is in full force and effect and

76.2.        upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 76.2 to this Agreement are not obtained, shall continue in full force and effect without penalty or other adverse consequence.  Except as disclosed in Schedule 76.2 to this Agreement, the Seller is not in breach of, or default under, any Material Contract.

76.3.        the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Material Contract, (iii) result in the creation or imposition of any Encumbrance upon any of the Transferred Assets under the terms of any Material Contract, (iv) result in or give rise to any Action, claim or demand against the Seller (other than an account of executory obligations in accordance with the express terms of such Material Contracts to the extent not resulting from, arising out of, relating to, or in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of any Law) by any other Person who is a party to any Material Contract, or (v) result in any restriction on the Seller’s rights under any Material Contract.

F.         Intellectual Property

77.        Schedule 77 to this Agreement sets forth a true and complete list of all Intellectual Property owned or used by the Seller that is material to the operation of the Business.

78.        To the knowledge of the Seller, all Intellectual Property that is material to the operation of the Business is valid and enforceable, has not been adjudged invalid or unenforceable in whole or in part, has not been licensed to any third party in whole or in part, and has not been disclosed to any third party.

79.        All Intellectual Property owned by the Seller and used solely or predominately in the operation of the Business was written, created, invented or developed solely by either (i) employees of the Seller acting within the scope of their employment

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or (ii) third parties who have assigned all of their rights therein to the Seller.  All other material Intellectual Property used by the Seller in the conduct of the Business is licensed to the Seller, from a third party pursuant to a valid, binding and enforceable Contract which remains in full force and will remain in full force immediately following the Closing.

80.        The Seller is not infringing, and has not infringed upon, and is not misappropriating, and has not misappropriated, the rights of any Person in the conduct of the Business.  Caliper has not received any written notice of any alleged infringement or misappropriation by the Seller of the rights of any Person in connection with the Seller’s operation of the Business.  To the knowledge of the Seller, no Person is infringing or has infringed or is misappropriating or has misappropriated any of the Intellectual Property.

81.        Except as set forth on Schedule 81 to this Agreement, the Seller does not have any obligation to compensate others for the use of any Intellectual Property, and has not granted to any other Person any license or other right to use, in any manner, any of such Intellectual Property, whether or not requiring the payment of royalties.

G.        Licenses and Permits

82.       The Seller holds all existing or pending material Product Registrations, franchises, permits, licenses, agreements, waivers and authorizations necessary in connection with the Business as currently conducted, or as proposed to be conducted, including, without limitation, licenses issued or granted by the FDA and any local government regulating food and drug businesses, products or services or authorizing the Seller to place facilities within the boundaries of a local government (collectively, the “Licenses and Permits”).

H.        Taxes

83.        All Tax returns required to be filed with respect to the Business prior to the date hereof have been timely filed (or, if due between the date hereof and the Closing Date, will be timely filed), and each such Tax return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed with respect to the Business have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid).

84.        All Pre-Closing Taxes that are due and payable on the date hereof have been paid.

85.        The Seller has duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authorities or properly set aside in accounts for such purpose.  The Company has complied with all information reporting and backup withholding requirements.  The Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods or portions thereof through the date of the Financial Statements.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

86.        None of the Transferred Assets are subject to an Encumbrance with respect to Taxes (other than for Taxes not yet due and payable).

87.        There has been no action or audit, nor to Seller’s knowledge has there been any dispute or claim (other than one that has been finally settled and fully paid), concerning any Taxes solely with respect to the Business for which the Seller might have possible liability asserted, raised, proposed or threatened by the IRS or any other taxing authority.

88.        No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax returns that it is, by virtue of the Business, subject to taxation in that jurisdiction.

89.        None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.

I.          Employee Benefit Plans and Labor Matters

90.       Schedule 90 to this Agreement provides a complete list of all employees solely or predominantly attributed to the Business and correctly and accurately states the employment data provided therein.

91.       Employee Benefits; ERISA.

91.1.        Schedule 91.1 to this Agreement sets forth a true and correct list of each of the Benefit Plans presently or within the Seller’s current fiscal year (“Business Benefit Plans”) sponsored, maintained, contributed to, or required to be contributed to by the Seller or ERISA Affiliates in connection with the Business or in which any Business Personnel is or could be a participant (other than Business Benefit Plans for Business Personnel in Belgium and Switzerland).  Except as otherwise provided for in this Agreement, neither the Seller nor any ERISA Affiliate thereof has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Business Benefit Plan that would affect any Business Personnel.  The Seller has heretofore made available to the Purchaser upon request, with respect to each of the Business Benefit Plans, true and correct copies of each of the following documents if applicable:  (i) the Plan document and any amendments thereto (or if the Plan is not a written Benefit Plan, a description thereof), (ii) the most recent summary plan description and related summaries of material modifications with respect to each such plan intended to qualify under Section 401 of the Code, (iii) the most recent determination or opinion letters received from the IRS; and (iv) the latest Form 5500 Annual Report and Schedule A and Schedule B thereto.

91.1.1.        The consummation of the transactions contemplated by this Agreement will not, by itself or with the passage of time, (i) entitle any current or former employee or officer of the Business to severance pay, unemployment compensation or any

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other payment, except as expressly provided in this Agreement, or (ii) accelerate the accrual or time of payment or vesting, or increase the amount, of compensation due any such employee, officer or director.

91.1.2.        Each of the Benefit Plans intended to be compliant with Section 401(a) of the Code (collectively, the “Seller Savings Plan”) has received a favorable determination letter from the IRS that such plan is qualified under the Code and no circumstances exist that are likely to cause such plan to cease being so qualified.  The Seller Savings Plan complies and has been maintained in all material respects with its terms and all requirements of applicable law and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.

91.1.3.        The transactions contemplated by this Agreement will not result in the imposition of any Encumbrance relating to the Business Benefit Plans upon the Transferred Assets.  Neither the Seller nor any of its ERISA Affiliates have incurred any Encumbrance under Section 401(a)(29) of the Code or any Liabilities for any Tax or civil penalty imposed by Sections 4971, 4975, or 4976 of the Code or Section 502 of ERISA and no condition or set of circumstances exists that could reasonably be expected to present a risk to any of the Seller or its ERISA Affiliates of incurring such a Lien.

91.1.4.        None of the Benefit Plans is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or Section 414(f) of the Code (a “Multiemployer Plan”).  Neither the Seller nor any of its ERISA Affiliates has ever contributed to a Multiemployer Plan or has incurred or expects to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) to any Multiemployer Plan in connection with any complete or partial withdrawal from such plan occurring on or before the Closing or otherwise.

91.1.5.        Except as set forth in Schedule 91.1.5 to this Agreement, neither the Seller nor any of its ERISA Affiliates has ever established or contributed to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (a “Title IV Plan”), and no event has occurred which could reasonably be expected to cause the Seller or any of its ERISA Affiliates to have any Liability under ERISA or the Code with respect to any Title IV Plans.  Neither the Seller nor any of its ERISA Affiliates has Liability with respect to any Person under Title IV of ERISA.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

J.                           Environmental Matters

92.                       The Business has been conducted in material compliance with all applicable Environmental Laws and the Seller has obtained and is in material compliance with all Environmental Permits relating to the Business.  There are no written Claims pursuant to any Environmental Law pending or, to the knowledge of the Seller, threatened against the Seller relating to the Business, and there is no pollution of the soil, ground-water, water, air or buildings at any real property owned or leased by the Seller, the investigation, containment or remediation of which would materially interfere with or have a Material Adverse Effect on the Business.

93.                       The Purchaser acknowledges that

93.1.                       the representations and warranties contained in Section 92 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Transferred Assets or the Business or to this Agreement or its subject matter; and

93.2.                       no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

K.                         General

94.                      To the knowledge of Caliper, all information furnished, to be furnished or caused to be furnished to the Purchaser by or on behalf of Caliper for the purposes of or in connection with this Agreement, or any transaction contemplated by this Agreement is, or if furnished after the date of this Agreement, shall be, true and complete in all material respects and does not, and if furnished after the date of this Agreement, shall not, contain any untrue statement of material fact or fail to state any material fact necessary to make such information, in light of the circumstances in which such statements were made, not misleading.

95.                       Neither the Seller, nor any of its Representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder fees in connection with the transactions contemplated by this Agreement.

L.                          No Other Representations or Warranties

96.                      Except as specifically set forth in this Agreement, neither the Seller, nor any of its Representatives has made, or shall be deemed to have made, or is liable for, or bound in any manner by, any other representation or warranty regarding the Transferred Assets.

VII.                  Representations of the Purchaser

97.                       The Purchaser hereby represents and warrants to the Seller as follows:

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A.                         Organization; Authorization and Consent

98.                       The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

99.                       The Purchaser is duly licensed or qualified to do business and is in good standing in each Jurisdiction in which the properties owned or leased by it, or the operation of its business, make such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

100.                 The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser.

101.                 This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

102.        No Conflict.  The execution, delivery and Performance of this Agreement by the Purchaser do not and will not:

(i)                                     violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Purchaser; or

(ii)                                  conflict with or violate any Law or Governmental Order applicable to the Purchaser or any of its assets, properties or businesses.

103.                The execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

B.                         Financing

104.                The Purchaser has, and will have as of the Closing, sufficient funds available to consummate the transactions contemplated by, and perform its obligations under, the Transaction Documents and pay the fees and expenses it incurs in connection with such transactions and obligations.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C.                         Litigation

105.                No claim, Action, proceeding or investigation is pending or, to the knowledge of the Purchaser, threatened that seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Purchaser’s ability to consummate, the transactions contemplated by this Agreement.

D.                         No Other Representations or Warranties

106.                Except as specifically set forth in this Article VII, neither the Purchaser, nor any of its Representatives, has made, or shall be deemed to have made, or is liable for, or bound in any manner by, any other representation or warranty.

VIII.              Restrictive Covenants

107.                Non-Competition; Non-Solicitation; Exceptions.

107.1.                 The Seller covenants and agrees that on and after the Closing until the fifth (5th) anniversary of the Closing Date, it shall not, directly or indirectly, and shall not permit its Affiliates to, engage, participate or otherwise obtain an interest in (whether as principal, agent, officer, director, employee, consultant, stockholder, or otherwise, whether alone or in association with any other Person, corporation or other entity) in any Competing Business.

107.2.                 The Seller covenants and agrees that on and after the Closing until the fifth (5th) anniversary of the Closing Date, it shall not, and shall not permit its Affiliates to, directly or indirectly, influence or attempt to influence any customer, supplier or contractor of the Purchaser or any of its Affiliates to alter or amend negatively or to terminate its relationship with the Purchaser with respect to the Business.

107.3.                 Each Party covenants and agrees that on and after the Closing until the fifth (5th) anniversary of the Closing Date, it shall not, and shall not permit its Affiliates to, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee or independent contractor of the other Party to leave the employ of or terminate his or its contractual relationship with such other Party for any reason whatsoever, nor offer or provide employment or a contractual relationship to such employee or independent contractor (whether such employment or contractual relationship is with such other Party or any Affiliate thereof or any other business or enterprise), either on a full-time basis or part-time or contractual or consulting basis, to any Person who then currently is, or who within one (1) year prior thereto had been, employed in or contracted with such other Party.

107.4.                 In addition to, and without limiting the generality of the foregoing, the Seller further covenants and agrees that on and after the Closing until the first (1st) anniversary of the Closing Date, it shall not, and shall not permit its Affiliates to, directly or indirectly, hire any Business Personnel who

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

declines employment with the Purchaser and does not become a Transferred Employee hereunder.

107.5.                 The Seller acknowledges that its covenants set forth in this Section 107 are of a special, unique, unusual and extraordinary character, which give them peculiar value the loss of which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach of the provisions of this Section 107 by it, the Purchaser will suffer irreparable harm, the amount of which will be impossible to ascertain.  Accordingly, the Purchaser shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin the Seller from committing any act in breach of this Section 107.  If the Purchaser is obliged to resort to the courts for the enforcement of any of the covenants contained in this Section 107 each such covenant shall be extended for a period of time equal to the period of such breach plus the time equal to the period during which the Purchaser seeks remedies in support thereof, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

107.6.                 The Seller shall not, and shall cause its respective Affiliates not to, at any time before or after the Closing Date, directly or indirectly, make disparaging remarks about the Purchaser or any of its respective directors, managers, officers or employees, or the business of the Purchaser.

107.7.                 Notwithstanding anything herein to the contrary, (i) it shall not be a breach of the covenant contained in Section 107.1 for the Seller to own mutual funds or own less than five percent (5%) of the equity interests of any Person whose equity interests are publicly traded; and (ii) it shall not be a breach of the covenant contained in Section 107.3 for the Seller or the Purchaser, as applicable, to run general advertisements for employment opportunities in newspaper publications or by similar means.

IX.                      Indemnification.

108.                 Survival of Representations and Warranties.  The respective rights of the Purchaser Indemnified Persons (as defined below) under Section 109.1.1(A) to seek indemnification for any Damages under this Article IX for breach by the Seller of the representations and warranties set forth in Article VI or in any certificate, document or instrument delivered at the Closing will survive the Closing and continue in full force and effect until 5:00 p.m., local time on the twelve (12) month anniversary of the Closing Date (the “Expiration Date”), at which time such rights will terminate; provided, however, that such rights will survive to the extent of any Damages incurred if a notice of such Damages has been given to Caliper, on or before 5:00 p.m., local time on the Expiration Date

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and until such time as such indemnity claim has been fully quantified and finally resolved.  Notwithstanding the foregoing, the representations and warranties set forth in Sections 55, 57, 66, 67 (only with respect to the second and third sentences thereof) 80, 83, 84, 85, 86, 87, 88, 89, 92 and 95 will survive the Closing and continue in full force and effect until ninety (90) days after the date on which the statute of limitations applicable to the subject matter addressed thereunder expires.

109.        Indemnification by Caliper.

109.1.                 Indemnification by Caliper.  Subject to the limitations set forth in this Article IX, from and after the Closing Date, Caliper (the “Seller Indemnitor”) will indemnify and hold harmless the Purchaser and its Representatives and Affiliates (hereinafter referred to individually as a “Purchaser Indemnified Person” and collectively as the “Purchaser Indemnified Persons”), from and against any and all Damages that may be imposed upon, incurred by or asserted against any Purchaser Indemnified Person to the extent resulting from, relating to, arising out of, or in connection with:

109.1.1.                  any misrepresentation or breach of or default in connection with any of (A) the representations and warranties contained in Article VI or in any certificate, document or instrument delivered by or on behalf of Caliper at the Closing and (B) any of the covenants and agreements given or made by Caliper in this Agreement;

109.1.2.                  any Pre-Closing Taxes;

109.1.3.                  any of the Retained Liabilities; or

109.1.4.                  any Third Party Claim relating to any of the foregoing.

109.2.                 Maximum Indemnification.  The Seller Indemnitor’s obligations to make indemnification payments to the Purchaser Indemnified Persons under Section 109.1.1(A) shall not exceed an amount equal to $[***] (the “Seller Indemnitor’s Indemnification Cap”).  Such Seller Indemnitor’s Indemnification Cap limitation shall not apply to any Damages relating to a misrepresentation or breach of any of the representations and warranties contained in Sections [***].  In addition, the foregoing Seller Indemnitor’s Indemnification Cap limitation shall not impair any claim that any Purchaser Indemnified Person may have against the Seller Indemnitor on account of such Seller Indemnitor’s fraud.

109.3.                 Basket.  The indemnification obligations of the Seller Indemnitor pursuant to Section 109.1.1(A) shall apply only to the extent that the Damages incurred in connection therewith exceeds $[***] in the aggregate (the “Threshold Amount”) and no claim for indemnification shall be payable by the Seller Indemnitor with respect thereto unless and until the

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

aggregate Damages incurred by all of the Purchaser Indemnified Persons under Section 109.1.1(A) exceeds the Threshold Amount.  If the Threshold Amount is exceeded, then Damages shall include the Threshold Amount.  Such Threshold Amount limitation shall not apply to any Damages relating to a misrepresentation or breach of any of the representation and warranties contained in Sections [***].  The determination of whether Damages have been sustained or suffered arising out of or connected to any misrepresentation or breach of any of the representations and warranties contained in Article VI for purposes of Section 109.1.1(A) shall be made without giving effect to any “material,” “materiality,” or “Material Adverse Effect” qualification contained in such representation and warranty.  In addition, the foregoing Threshold Amount limitation shall not impair any claim that any Purchaser Indemnified Person may have against the Seller Indemnitor on account of such Seller Indemnitor’s fraud.

110.        Third-Party Claims; Settlements.

110.1.                 If any Purchaser Indemnified Person (the “Indemnified Party”) receives notice of a demand for arbitration, summons or other notice of the commencement of a proceeding, audit, investigation, review, suit or other action, or any claim or demand, by a third party (any such action, a “Third Party Claim”) for which it intends to seek indemnification hereunder, it shall give the prompt written notice of such claim (together with all copies of the claim, any process served, and all filings with respect thereto) to the Seller (the “Indemnifying Party”); provided that the failure to do so will not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party has been materially prejudiced by the failure or delay in giving such notice.  The Indemnifying Party shall have the right to conduct and control, through counsel (reasonably acceptable to the Indemnified Party) of its own choosing and at the Indemnifying Party’s own cost, the defense of any Third Party Claim and the compromise or settlement thereof.  The Indemnifying Party shall make its election to assume control of the defense and compromise or settlement of such Third Party Claim within thirty (30) calendar days (or in the case of any Action, ten (10) calendar days) after the Indemnifying Party’s receipt of notice of the Third Party Claim.  If the Indemnifying Party does not assume such control within the required time frame, then the Indemnified Party shall have the right to control the defense and compromise or settlement of the Third Party Claim at the Indemnifying Party’s expense with the reasonable fees, expenses and disbursements of the Indemnified Party’s counsel reimbursed by the Indemnifying Party as incurred.  Notwithstanding the foregoing, in no event shall the Indemnifying Party (i) admit any liability with respect to any Third Party Claim, or (ii) compromise or settle any Third Party Claim unless the Indemnifying Party shall have given the Indemnified Party written notice of the terms of the proposed settlement at least twenty (20) days prior to entering into such settlement and the Indemnified Party shall have consented in writing to such settlement, which consent shall not be

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

unreasonably withheld, delayed or conditioned.  The Indemnified Party may, at its election, participate in the defense of any claim, action or suit being controlled by the Indemnifying Party through counsel of the Indemnified Party’s choosing, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the Indemnifying Party or that the interests of the Indemnifying Party and the Indemnified Party reasonably conflict (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party elects separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party and the Indemnifying Party shall reimburse the Indemnified Party the reasonable fees, expenses and disbursements of the Indemnified Party as incurred with respect to such different or additional defenses).

110.2.                 Notwithstanding anything to the contrary contained in Section 110.1, if the underlying Third Party Claim (i) seeks an order, injunction or other equitable relief against the Purchaser or any of its respective Affiliates or the Representatives of any of the foregoing; (ii) involves criminal proceedings; (iii) could reasonably be expected, when aggregated with all other unresolved indemnification claims asserted by any one or more Purchaser Indemnified Persons, to result in Damages in excess of the Seller Indemnitor’s Indemnification Cap; or (v) is asserted on or after the Expiration Date, then the Indemnified Party shall have the right to control the defense and compromise or settlement of such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party the reasonable fees, expenses and disbursements of the Indemnified Party as incurred.

110.3.                 If any Purchaser Indemnified Person is controlling the defense and compromise or settlement of any Third Party Claim  pursuant to the provisions of this Section 110, then such Purchaser Indemnified Person shall be entitled to do so, with counsel of its own choosing, and (i) settle, with the Seller Indemnitor’s consent which shall not be unreasonably withheld, delayed or conditioned, such Third Party Claim and then recover from the Seller Indemnitor the amount of such settlement and all other Damages to which the Purchaser Indemnified Person is entitled to recover with respect to such Third Party Claim, or (ii) litigate the Third Party Claim to the completion of trial or arbitration and then recover from the Seller Indemnitor the amount of the judgment, order, verdict or award, if any, against the Purchaser Indemnified Person and all other Damages to which the Purchaser Indemnified Person is entitled to recover with respect to such Third Party Claim.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

X.                          General Provisions

111.                Expenses.  Subject to Section 20.2, and except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

112.                Fees commissions.  No broker, finder, investment banker or any other person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement to be paid by a Party based upon arrangements made by or on behalf of the other Party.

113.                Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 113):

113.1.                 if to the Seller:

Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 01748, USA
Telecopy:
Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Caliper Life Sciences, Inc.
850 Marina Village Parkway
Alameda, CA 94501-1038
Telecopy: 510-291-6136
Attention: General Counsel

113.2.                 if to the Purchaser:

Sotax Corporation
411 Caredean Drive
Horsham, PA 19044, USA
Telecopy: 215-442-1514
Attention: Head of Business Unit

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
The New York Times Building
37th Floor
620 Eighth Avenue
Telecopy: 267-200-0861
Attention: James D. Rosener, Esquire

The Seller and the Purchaser agree that, notwithstanding the Electronic Signatures in the Global and National Commerce Act of 2000 or any comparable legislation of any other Jurisdiction, notice by electronic transmission is not sufficient hereunder.

114.                Public Announcements.  Except as required by Law or stock exchange regulation, no Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other Party, and the Parties shall agree as to the timing and contents of any such press release or public announcement.

115.                Assignment.  Neither Party may, or may purport to, assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement in whole or in part, nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Party; provided that (i) the Purchaser may assign any or all of its rights and interests under this Agreement to one or more of its Affiliates, and (ii) any or all of the respective rights and interests of the Purchaser and the Seller under this Agreement (A) may be assigned to any purchaser of substantially all of the assets of the Purchaser or the Seller, (B) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving the Purchaser or the Seller, and (C) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent.

116.                Waiver.  The failure by a Party to insist on any occasion upon the performance of the terms, conditions and provisions of Agreement shall not act as a waiver of any of its provisions or as an acceptance of any Amendment.

117.                Amendment.  An Amendment of any of the provisions of this Agreement is valid only if it is in writing and signed by or on behalf of each Party hereto.  The term “Amendment” shall include any supplement, deletion or replacement or other modification however effected.  No Amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement, which have already accrued up to the date of the Amendment, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so amended.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

118.                 Rules of Construction.  The words “hereby,” “herein,” “hereof;” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given to terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

119.                Abrogation.  This Agreement abrogates any other agreement concluded by the Parties before the signing of it.

120.                Entire Agreement.  This Agreement (together with the Schedules and Exhibits), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and understanding between the Parties related to the subject matter hereof.

121.                Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

122.                Risk of Loss.  The risk of loss for the Transferred Assets shall rest with Caliper until the Closing.  If before the Closing, all or any of the Transferred Assets shall be damaged or destroyed by fire or other casualty, then Caliper shall notify the Purchaser promptly thereof.  In the event of the damage or destruction of any of the Transferred Assets, Caliper shall repair or restore such Transferred Assets before the Closing Date at no cost or expense to the Purchaser.  If any material portion of the Transferred Assets are so damaged or destroyed and cannot be repaired or restored before the Closing Date then the Purchaser shall have the right and option either to terminate the Purchaser’s obligations or to elect nevertheless to proceed to the Closing.  If the Purchaser elects to proceed to the Closing, then (i) at the Closing, Caliper shall sell the Transferred Assets to the Purchaser, as so damaged or destroyed and shall assign to the Purchaser all of Caliper’s rights to all damages or insurance proceeds theretofore paid to Caliper or thereafter payable to Caliper by reason of such damage or destruction and (ii) from and after the Closing, the Purchaser shall have the sole right and option, to

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

negotiate for, claim, contest and receive all damages and all insurance proceeds on account of such damage or destruction.  To the extent that any damages, insurance proceeds or awards are not available or sufficient to cover any such damage or destruction, the Purchase Price shall be reduced at the Closing to reflect such damage or destruction.

XI.                      Governing Law; Jurisdiction

123.                Governing Law.  This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than New York.

124.                Jurisdiction.  The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree:

(i)                                     not to commence any such action, suit or proceeding except in any such court and

(ii)                                  upon the commencement of any action, suit or proceeding in accordance with the terms hereof, to waive trial by jury with respect to such action, suit or proceeding.

125.                Confidentiality.  The Parties hereto agree that with respect to the disclosure of information furnished hereunder or in connection herewith, the Parties shall be bound by the terms of the Confidentiality Agreement; provided, that from and after the Closing, the foregoing obligations of the Purchaser and its Affiliates under the Confidentiality Agreement with respect to information regarding the Business shall terminate.  Notwithstanding the foregoing, (i) each Party hereby consents to the disclosure of information regarding the other Party to the extent necessary to make filings with Governmental Authorities or otherwise obtain the consent of a Governmental Authority that is necessary to be made or obtained to consummate the transactions contemplated hereby or to obtain financing to consummate the transactions contemplated by this Agreement, and (ii) the Purchaser acknowledges that the Seller intends to file this Agreement with the Securities and Exchange Commission.

126.                 Counterparts; Execution by Facsimile.  This Agreement may be executed in one or more counterparts (including execution by means of facsimile), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[Signature Page Follows]

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the undersigned have executed this Asset Sale and Purchase Agreement by and through their respective duly authorized Representatives.

October , 2008	October , 2008

Caliper Life Sciences, Inc.	Sotax Corporation

68 Elm Street Hopkinton, MA 01748, USA	411 Caredean Drive Horsham, Pennsylvania 19044, USA

E. Kevin Hrusovsky	Patrick Ballmer

President and Chief Executive Officer	Authorized Signatory

[Signature Page to Asset Sale and Purchase Agreement]

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.